EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE
January 19, 2005

ROTONICS MANUFACTURING INC. ANNOUNCES SECOND QUARTER RESULTS
NET SALES INCREASED 8.8% FOR THREE MONTHS AND 21.7% FOR SIX MONTHS
NET INCOME INCREASED 293% FOR THE THREE MONTHS AND 705% FOR THE SIX MONTHS

Gardena, California (January 19, 2005) = Rotonics Manufacturing Inc. -  (ASE:RMI) today announced that second quarter net income was $181,400, or $.02 per common share, on net sales of $9,935,400 compared to a net loss of $94,200, or a loss of $.01 per common share, on net sales of $9,129,400 for the same period last year.  Even though, the second quarter is historically a slower period for the Company, management is very pleased with the growth obtained in four out of five of its product groups and the resulting improvement in net income.  These results continue to reflect our determination to regain our momentum that had temporarily stalled during the last few years.  In part we owe these improvements to our ongoing capital improvements that have provided us with more manufacturing flexibility and efficiencies as well as our focused marketing efforts that continues to expand our presence in our marketplace.

For the six months ended December 31, 2004 we reported net income of $839,200, or $.07 cents per common share, on net sales of $21,904,900 compared to net income of $104,200, or $.01 cent per common share, on net sales of $18,004,300.  Again, we are pleased to report that all five of our product groups contributed a $3,900,600, or almost a 22%, increase in our net sales for the current period.  Our marine product group reported the biggest jump reflecting a 32% increase over prior period results, followed closely by contract manufacturing at 25% and refuse at 24%.  While we have seen some relief in our costs from current reductions in various insurance premiums, the impact from rising natural gas and raw material costs are still going to be a concern.  To date we have mitigated the effects of these rising costs through a combination of increased sales volumes, systematic price increases and the installation of energy efficient machinery.

As we move into the remaining six months of our fiscal year, we remain energized by positive economic indicators and our current prospects that we are pursuing in the marketplace.  We are also excited and honored about being the first rotational molding company to reach the final four for the “Processor of the Year” award presented by Plastic News.  The winner of the award will be announced in March 2005.  In addition, we would also like to acknowledge the recognition of our Company in the January 2005 Louis Navellier Emerging Growth newsletter.

Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Net sales	$9,935,400	$9,129,400	$21,904,900	$18,004,300

Income/(loss) before taxes	$289,200	$(161,400)	$1,389,800	$169,500

Income tax (provision)/benefit
Current	(129,500)	67,900	(608,400)	(86,700)
Deferred	21,700	(700)	57,800	21,400
	(107,800)	67,200	(550,600)	(65,300)

Net income/(loss)	$181,400	$(94,200)	$839,200	$104,200

Income/(loss) per common share
Basic/diluted:
Net income/(loss) per common share	$.02	$(.01)	$.07	$.01

Stockholders’ Equity (1)			$18,008,400	$16,577,400
Net book value per common share (2)			$1.51	$1.38
Common shares outstanding as of December 31,			11,964,858	12,012,591

(1)          Net of treasury stock acquired and subsequently retired amounting to $32,300 and $632,900 for the six months ended December 31, 2004 and 2003, respectively.

(2)          Computed on the basis of the actual number of common shares outstanding as of December 31, 2004 and 2003, respectively.